MAA Announces Taxable Composition of 2014 Distributions

MEMPHIS, Tenn., Jan. 26, 2015 /PRNewswire/ -- Mid-America Apartment Communities, Inc. or MAA (NYSE: MAA) today announces the taxable composition of its 2014 distributions paid to shareholders. The amount of distribution referred to as return of capital is considered by the Internal Revenue Service to be a return of invested capital and is not currently taxable. This amount should be applied to reduce the shareholders' tax cost basis of the related shares. The company did not incur any foreign taxes. The composition presented is applicable to all dividend distributions during 2014. The classifications for 2014 are as follows:

COMMON STOCK (CUSIP NO. 59522J103)
Record Dates	Payable Dates	Cash Distributions Per Share	Ordinary Taxable Distribution	Long-Term Capital Gains	Return of Capital	Unrecaptured Sec. 1250 Gain
1/15/2014 4/15/2014 7/15/2014 10/15/2014	1/31/2014 4/30/2014 7/31/2014 10/31/2014	$0.7300 $0.7300 $0.7300 $0.7300	94.41% 94.41% 94.41% 94.41%	0.00% 0.00% 0.00% 0.00%	5.59% 5.59% 5.59% 5.59%	0.00% 0.00% 0.00% 0.00%

This release is based on the preliminary work the company has performed on its filings and is subject to correction or adjustment based on the completion of those filings. The company is releasing information at this time to aid those required to distribute 1099s on the company's dividends. No material change in the taxable composition is expected.

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About MAA
MAA is a self-administered real estate investment trust (REIT) and member of the S&P Mid Cap 400 index. As of December 31, 2014, MAA owned or had ownership interest in 82,316 apartment units throughout the Sunbelt region of the U.S. focused on delivering full-cycle and superior investment performance. For further details, please refer to the MAA website at www.maac.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include those made about the expectation that the company will have no material change in taxable composition of its 2014 distributions. The expectation is based on preliminary work the company has performed on its year end filings and on information currently available. Unknown risks, uncertainties and other factors may cause actual results, performance or achievements of the company to differ materially from those on which these calculations were based. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc. with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), +1-901-682-6600, investor.relations@maac.com